NEWS
RELEASE
Contact:                Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES RECORD REVENUES AND THIRD QUARTER 2008 RESULTS

Strong International Results Drive Significant Increases in Revenues and EBITDA,
Backlog Remains at Record Level

HOUSTON, TEXAS, November 5, 2008 (PR Newswire) – Geokinetics Inc. (AMEX: GOK) announced today financial results of operations for the three and nine months ending September 30, 2008.  Highlights include:

•	Revenue:
o	Increased 37% from 2007 to $123.1 million for the three months ended September 30, 2008.
o	Increased 31% from 2007 to $356.8 million for the nine months ended September 30, 2008.

•	EBITDA (a non-GAAP financial measurement):
o	Increased 48% from 2007 (excluding $3.2 million of one-time, non-recurring severance and reorganization costs in 2007) to $18.4 million for the three months ended September 30, 2008.
o	Increased 54% from 2007 (excluding one-time items mentioned above in 2007) to $49.2 million for the nine months ended September 30, 2008.
o	See “GAAP Reconciliation” below for a definition of EBITDA and a reconciliation of EBITDA to Net Income.

•	Income (Loss) Applicable to Common Stockholders:
o
Earned income of $0.2 million, or $0.02 per share for the three months ended September 30, 2008, compared to income before one-time, non-recurring charges of $1.7 million, or $0.16 per diluted share for the three months ended September 30, 2007.

o
Earned income of $1.0 million, or $0.09 per diluted share for the nine months ended September 30, 2008 as compared to a loss before one-time, non-recurring charges ($3.2 million mentioned above and $6.9 million loss on redemption of Notes in 2007) of $1.7 million, or ($0.22) per diluted share for the nine months ended September 30, 2007.

•
Invested $69.6 million in the first nine months of 2008 (including $18.9 million in the three months ended September 30, 2008), increasing overall channel count by 13% since year-end, bolstering the Company’s shallow water operations through the addition of channels and multiple new small vessels and increasing international drilling and recording capacity, all as part of the Company’s $80 million capital budget for 2008.

•
Backlog increased approximately 34% to $509 million at September 30, 2008, from $381 million at September 30, 2007, up approximately 23% from $413 million at June 30, 2008. The increase is primarily related to international projects targeting oil prospects.

Form 8-K Exhibit 99.1
Management Comment

Richard Miles, President and Chief Executive Officer, said: “Although oil and natural gas prices are off their highs from earlier this year, demand remains strong in all of our markets, particularly international data acquisition where all crews are currently active.”

“Over the last three years, we have invested to increase recording channel capacity, increased our fleet of transition zone vessels, added Ocean Bottom Cable (“OBC”) capacity and upgraded our crews’ ability to meet the changing global demand for seismic services. Our order book continues to grow, mostly outside the United States as oil companies in general and state-owned National Oil Companies (“NOCs”) in particular increase their efforts to search for oil, often in difficult operational areas.  As planned, our transition zone and OBC crews have opened new international markets and in a short period of time have achieved customer acceptance for operational performance and safety. We are excited to have been awarded some very large international projects in Africa, the Far East and Latin America, most of which will be well underway before year end. Although our international business is driving most of our growth, we have maintained our strong competitive position and have seen the benefits of our reorganization efforts in the profitable data processing and U.S. land seismic markets.”

“Revenues and EBITDA both increased significantly in the third quarter of 2008 as we began to benefit from putting our new capacity to work and achieved improved operating efficiencies. While Hurricanes Gustav and Ike (the “Hurricanes”) did affect our operations in the United States, improved performance from our international crews more than offset the negative impact.  Our backlog continues to reach new highs, evidencing strong demand for our services and a preference for our crews, thus providing us with good revenue visibility well into 2009 and in some areas into 2010. Most of our international customers today and in the foreseeable future are large, national oil companies evaluating and developing oil prospects.”

Miles continued, “Robust customer demand internationally is driving our decision to increase revenue generating capacity. In the third quarter, we invested almost $19 million in new equipment, primarily to increase our shallow water seabed recording capacity and prepare for upcoming work in new international markets.  We are confident we have adequate cash flow, cash on-hand and credit availability to execute our growth plan for the remainder of 2008 and through 2009. We will maintain our focus on improving the efficiency and profitability of our worldwide operations.”

Form 8-K Exhibit 99.1
Three Months Results

In the three months ended September 30, 2008, revenue increased 37% to $123.1 million, compared to $89.6 million for the same period of 2007.  Revenue consisted of $35.7 million for North America data acquisition (compared to $39.9 million in 2007), $84.2 million for international data acquisition (compared to $47.0 million in 2007) and $3.2 million from data processing (compared to $2.7 million in 2007).  Revenue increases were driven by strong demand for international data acquisition services and increased recording capacity resulting from the Company’s extensive capital investment program in 2007 and 2008.  International revenue improvements were partially offset by decreased revenues in North America as the result of lower activity in Canada, the significant impact of the Hurricanes and higher levels of term contracts in the United States.

Direct operating costs increased 36% to $94.3 million in the three months ended September 30, 2008, compared to $69.4 million for the same period of 2007.  Of this amount, $28.1 million was related to North America data acquisition (compared to $32.8 million in 2007), $64.0 million was related to international data acquisition (compared to $33.5 million in 2007) and $2.2 million was related to data processing (compared to $3.1 million in 2007 including $0.3 million of restructuring charges).  The Company’s gross margin (excluding depreciation and amortization and general and administrative expenses) for consolidated operations was 23% in the three months ended September 30, 2008 and September 30, 2007.  North America data acquisition gross margin was 21% (compared to 18% in 2007), international data acquisition gross margin was 24% (compared to 29% in 2007), and data processing gross margin was 31% (compared to (15%) in 2007, which included $0.3 million of restructuring charges).  North America gross margins improved as the result of increased operational efficiencies generated by new investments in crew upgrades combined with higher levels of term contracts despite the negative impact of the Hurricanes.  International gross margins were negatively impacted despite significant increases in activity levels by start-up challenges and job reductions for new crews assigned to projects in Tanzania and Mozambique as well as mobilizing two crews to new jobs during the quarter.  Data processing gross margins improved as the result of lower costs and the impact of restructuring measures taken in the second half of 2007.

EBITDA (as defined below) increased 48% to $18.4 million for the third quarter of 2008, compared to $12.4 million in the third quarter of 2007, excluding $3.2 million of one-time, non-recurring severance and reorganization costs in 2007.  EBITDA improved as a result of higher operating margins in the Company’s data processing and North American data acquisition business units, increased activity in international markets and reduced general and administrative expenses.

The Company generated income applicable to common stockholders of $0.2 million, or $0.02 per diluted share, in the third quarter of 2008, compared to a loss applicable to common stockholders of $1.5 million, or ($0.15) per diluted share for the same quarter in 2007.  Income improvement was primarily the result the 2007 quarter including a one-time non-recurring charge of $3.2 million for severance and reorganization costs.  Operational improvements were offset by higher depreciation and amortization expense resulting from the Company’s extensive capital expenditure program for 2007 and 2008 as well as higher preferred stock dividends related to the sale of additional shares in July 2008.

Form 8-K Exhibit 99.1
Nine Months Results

In the nine months ended September 30, 2008, revenue increased 31% to $356.8 million compared to $272.1 million for the same period of 2007.  Revenue consisted of $141.5 million for North America data acquisition (compared to $123.1 million in 2007), $206.1 million for international data acquisition (compared to $140.8 million in 2007) and $9.2 million from data processing (compared to $8.2 million in 2007).  Revenue increases were driven primarily by a stronger Canadian winter season in 2008, the beneficial impact of crew upgrades in the United States, stronger demand for international data acquisition services and increased recording capacity resulting from the Company’s extensive capital investment program in 2007 and 2008.

Direct operating costs increased 28% to $278.3 million in the nine months ended September 30, 2008, compared to $216.6 million for the same period of 2007.  Of this amount, $109.0 million related to North America data acquisition (compared to $99.3 million in 2007), $162.5 million related to international data acquisition (compared to $109.1 million in 2007) and $6.8 million related to data processing (compared to $8.2 million in 2007, which includes $0.3 million of restructuring charges).  The Company’s gross margin (excluding depreciation and amortization and general and administrative expenses) for consolidated operations was 22% in the nine months ended September 30, 2008 as compared to 20% in the same period of 2007.  North America data acquisition gross margin was 23% (compared to 19% in 2007), international data acquisition gross margin was 21% (compared to 23% in 2007) and data processing gross margin was 26% (compared to 0% in 2007, which includes $0.3 million of restructuring charges).  North America gross margins improved as the result of increased efficiencies generated from the Company’s investments in crew upgrades and a higher percentage of term contracts.  International gross margins declined primarily due to the results for 2007, including the acceleration of a very large international project which produced a very high gross margin that was not repeated during the 2008 period.  Data processing gross margins improved as the result of lower costs and the impact of restructuring measures taken in the second half of 2007.

EBITDA (as defined below) increased 54% to $49.2 million for the first nine months of 2008, compared to $32.0 million in the first nine months of 2007 (excluding $3.2 million of one-time, non-recurring severances and reorganization costs in 2007).  EBITDA improved in data processing and North America, both in Canada as a result of a stronger winter season and in the U.S. due to improved weather, improved contract terms and the results of crew upgrades.  EBITDA also improved internationally due to increased activity levels.

The Company generated income applicable to common stockholders of $1.0 million, or $0.09 per diluted share, in the first nine months of 2008, compared to a loss applicable to common stockholders of $11.8 million, or ($1.50) per diluted share, for the same period in 2007.   Income improvement was primarily the result of improved operational performance, lower interest expense as well as 2007 results including one-time non-recurring charges of $6.9 million for a loss on the redemption of floating rate notes and $3.2 million for severance and reorganization costs.  Improvements were partially offset by increased depreciation and amortization expense resulting from the Company’s extensive capital expenditure program for 2007 and 2008 as well as higher preferred stock dividends related to the sale of additional shares in July 2008.

Form 8-K Exhibit 99.1
Backlog Remains Strong

The Company’s backlog at the end of the third quarter was approximately $509 million, up substantially from $381 million at September 30, 2007 and $413 million at June 30, 2008.  Approximately $380 million or 75% of current backlog is related to international business (excluding Canada), with the remaining $129 million or 25% in North America ($106 million of this amount is attributed to the United States).  The Company has continued to increase the amount of business in the United States under term contracts and reduce third-party surveying and drilling costs by shifting the responsibility for these costs directly to clients, which reduces future revenues but improves job margins on a percentage basis.  The Company continues to see increasing demand for its services internationally, especially in the shallow water environments and for NOCs targeting oil prospects.  Of the Company’s international backlog, approximately $301 million or 79% is with NOCs or partnerships including NOCs and approximately $271 million or 71% is in the shallow water transition zone and OBC environments.

Capital Investments

In the third quarter of 2008, the Company continued to invest in revenue-generating equipment and recording capacity for expanding capacity to meet demand and improve seismic image quality.  A total of $18.9 million was invested primarily in international operations, bringing total capital investments for 2008 to $69.6 million.  Significant investments made during the quarter include additional channels and cables for the Company’s United States operations, new vessels and equipment for the Company’s shallow water operations and licenses and costs related to the implementation of new information technology systems.  In addition, the Company has made significant investments in new drilling and surveying equipment for its international operations.  As of September 30, 2008, the Company had approximately 95,750 stations of single-component and 8,250 stations of multi-component recording equipment, equating to a total channel count of 122,500.  This compares to 108,000 channels at December 31, 2007 and 100,800 channels at September 30, 2007.  Additional channels increase the Company’s revenue generating capacity through improved technology, the ability to operate larger, higher channel count crews and by reducing equipment downtime.

Selected Balance Sheet Data

Cash and cash equivalents and restricted cash totaled $17.3 million at September 30, 2008, of which $2.9 million was restricted cash.  Total debt was $94.0 million with $35.4 million of that amount being current.  Total debt to book capitalization was 29.1% at September 30, 2008 as compared to 29.4% at December 31, 2007 and 34.5% at June 30, 2008.  On July 28, 2008, the Company completed the sale of 120,000 shares of its Series B Convertible Preferred Stock along with warrants to purchase 240,000 shares of the Company’s common stock, for net proceeds of $29.4 million.  These proceeds were immediately used to reduce borrowings under the Company’s revolving credit facility, resulting in a net decrease in the company’s debt to capitalization. The Company expects to continue investing in capacity to meet demand and believes it has adequate cash flow, cash resources and borrowing availability to fund its capital expenditure budget and working capital requirements for the foreseeable future.

Form 8-K Exhibit 99.1
Third Quarter Operations Overview

During the third quarter, the Company experienced some decline in crew activity and utilization in North America from second quarter levels primarily due to intense price competition in Canada and the Hurricanes in the United States. However, higher crew activity in international markets helped offset the decrease experienced in North America.  One crew operated for approximately one month of the third quarter in Canada, slightly less than anticipated.  In the United States, a total of eight crews worked actively in Central Texas, Oklahoma, Arkansas, the Dakotas and the Texas/Louisiana Gulf Coast region, although four of these were hampered by the Hurricanes during the months of August and September.  These four crews were down a total of 49 crew days, or 7% of total United States crew days, during the quarter as a result of the Hurricanes.  In Latin America, the Company operated five to six crews during the quarter in Bolivia, Brazil, Colombia and Suriname, which commenced work late in the third quarter.  In the Eastern Hemisphere, the Company operated its transition zone crew in Egypt most of the quarter, with minimal downtime as the crew moved between projects. The Company’s OBC crew in Australia worked just over one month in the quarter and was idle the remainder of the quarter while it relocated to Angola.  The Company operated one transition zone crew in Australia/New Zealand for two and a half months of the quarter, one transition zone crew in Tanzania for two months of the quarter and a land crew in Mozambique for the entire quarter.  Finally, the Company converted its land crew in Bangladesh into a new transition zone crew which began operations in Malaysia late in the quarter.

Fourth Quarter 2008 Activity Outlook

The Company is providing this update to assist shareholders in understanding the operational expectations for the fourth quarter of 2008.  A large portion of the Company’s equipment that operates in Canada during the winter will be returning from markets outside North America during the quarter; however, only two crews are expected to operate in Canada for part of the fourth quarter at activity levels slightly higher than the third quarter.   The Company expects to continue operating eight crews in the United States as it did in the third quarter of 2008 and expects to have strong utilization for the remainder of the fourth quarter.  Activity levels in Colombia are expected to remain strong, down slightly from the third quarter, and the crew operating in Suriname is expected to work the entire quarter.  One crew is expected to operate in Brazil, consistent with the third quarter, and the Company expects its crew in Bolivia to be reduced as equipment returns to Canada; however, the Company does expect to mobilize a smaller crew for work late in the quarter or early in 2009.  In the Eastern Hemisphere, the Company’s OBC crew working in Angola commenced work on a new long-term project in late October and is expected to work the remainder of the quarter until well into mid to late 2009.  The Company’s transition zone crew in Australia/New Zealand is mobilizing to India and is expected to commence work late in the fourth quarter.  In Egypt, the Company’s crew is expected to work the majority of the quarter, with the exception of time needed for two crew moves, including a regional move, between projects.  The Company’s transition zone crew previously in Tanzania is relocating to Cameroon and is expected to begin work late in the fourth quarter while the land crew in Mozambique is expected to operate for approximately half of the fourth quarter before going idle. The Company’s transition zone crew in Malaysia is expected to work the full quarter.  Finally, the Company is in the early stages of mobilizing for a land project in Angola (in addition to the OBC project mentioned above), which is not expected to commence until late in the fourth quarter or early in 2009.  In general, the Company expects activity levels to be increased relative to the third quarter; however, margins will be negatively impacted by significant amounts of crew moves and new project start-ups.

Form 8-K Exhibit 99.1

Below are condensed Consolidated Statements of Results of Operations.  More detailed information is available in the Company’s Form 10-Q for the three and nine months ended September 30, 2008 which will be filed by November 10, 2008.

	For the Three Months Ended September 30,
	2008	2007
	(In thousands, except per share amounts)
Revenue	$ 123,107	$ 89,580

Expenses:
Operating expenses	94,331	69,430
General and administrative	10,399	10,920
Depreciation and amortization	12,937	8,363
Total expenses	117,667	88,713
Other gain (loss), net	25	(261)
Income from operations	5,465	606

Other income (expense):
Interest expense, net	(1,722)	(413)
Other	668	659
Total other income (expense)	(1,054)	246
Income before income taxes	4,411	852
Provision for income taxes	2,433	1,130
Net income (loss)	1,978	(278)
Preferred stock dividend and accretion costs	1,766	1,232
Income (loss) applicable to common stockholders	$ 212	$ (1,510)

Income (loss) per common share – basic	$ 0.02	$ (0.15)
Income (loss) per common share – diluted	$ 0.02	$ (0.15)

Weighted average common shares outstanding - basic	10,418	10,187
Weighted average common shares outstanding – diluted	10,518	10,187

Form 8-K Exhibit 99.1
	For the Nine Months Ended September 30,
	2008	2007
	(In thousands, except per share amounts)
Revenue	$ 356,840	$ 272,148

Expenses:
Operating expenses	278,313	216,631
General and administrative	29,286	26,672
Depreciation and amortization	35,715	24,083
Total expenses	343,314	267,386
Other gain (loss), net	236	1,487
Income from operations	13,762	6,249

Other income (expense):
Interest Expense, net (2007 includes loss on redemption of Notes of $6.9 million)	(4,499)	(14,175)
Other	179	1,773
Total other income (expense):	(4,320)	(12,402)
Income (loss) before income taxes	9,442	(6,153)
Provision for income taxes	4,146	2,068
Net income (loss)	5,296	(8,221)
Preferred stock dividend and accretion costs	4,343	3,614
Income (loss) applicable to common stockholders	$ 953	$ (11,835)

Income (loss) per common share – basic	$ 0.09	$ (1.50)
Income (loss) per common share – diluted	$ 0.09	$ (1.50)

Weighted average common shares outstanding - basic	10,363	7,908
Weighted average common shares outstanding – diluted	10,463	7,908

Form 8-K Exhibit 99.1
GAAP Reconciliation

The Company defines EBITDA as Net Income before Taxes, Interest, Other Income (Expense) (including foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Income Applicable to Common Stockholders to EBITDA amounts referred to above:

	For the Three Months Ended September 30,
	2008	2007
	(In thousands)
Income (Loss) Applicable to Common Stockholders	$ 212	$ (1,510)
Preferred Stock Dividends and Accretion Costs	1,766	1,232
Net Income (Loss)	1,978	(278)
Provision for Income Taxes	2,433	1,130
Interest Expense, net	1,722	413
Other Expense (Income) (as defined above)	(693)	(398)
Depreciation and Amortization	12,937	8,363
EBITDA	$ 18,377	$ 9,230

	For the Nine Months Ended September 30,
	2008	2007
	(In thousands)
Income (Loss) Applicable to Common Stockholders	$ 953	$ (11,835)
Preferred Stock Dividends and Accretion Costs	4,343	3,614
Net Income (Loss)	5,296	(8,221)
Provision for Income Taxes	4,146	2,068
Interest Expense, net (2007 includes loss on redemption of Notes of $6.9 million)	4,499	14,175
Other Expense (Income) (as defined above)	(415)	(3,260)
Depreciation and Amortization	35,715	24,083
EBITDA	$ 49,241	$ 28,845

Form 8-K Exhibit 99.1
Conference Call and Webcast Information

Geokinetics has scheduled a conference call and webcast on Thursday, November 6, 2008, beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss its third quarter 2008 financial and operational results.  The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section.  A limited number of telephone lines will also be available to participants ten minutes prior to the start of the webcast by dialing (877) 407- 9210 for domestic or (201) 689-8049 for international.

A replay of the webcast will be available online at www.geokinetics.com in the Investor Relations section and at www.investorcalendar.com.  A telephone audio replay will also be available through November 20, 2008, by dialing (877) 660-6853 for domestic or (201) 612-7415 for international, account #286 and conference ID#300412.  If you have any questions regarding this procedure, please contact Diane Anderson at (713) 850-7600.

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokinetics.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward- looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future benefits.  These statements are based on certain assumptions made by Geokinetics based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, the reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company's reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog, which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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